January 13, 2000

                                                      VPN-001-00

                                                      Trojan Nuclear Plant/ISFSI
                                                      Dockets 50-344/72-17
                                                      Licenses NPF-1/SNM-2509


U. S. Nuclear Regulatory Commission
Document Control Desk
Washington, DC 20555

               Planned Purchase by Sierra Pacific Resources (SPR)
               --------------------------------------------------
           of Common Stock of Portland General Electric Company (PGE)
           ----------------------------------------------------------

PGE is the operator of and owner of a 67.5 percent interest in the Trojan Nuclear Plant (TNP) and the Trojan Independent Spent Fuel Storage Installation (ISFSI) located on the west bank of the Columbia River in Columbia County, Oregon. As such, PGE is one of the holders of Facility Operating License No. NPF-1 for the TNP and Material License No. SNM-2509 for the Trojan ISFSI. The TNP license was amended to a possession-only license on May 5, 1993, removing PGE's authority to operate TNP. The TNP is permanently defueled and cannot be operated, nor can fuel be placed in the reactor under the terms of the license. On April 15, 1996, the Commission issued its order approving the TNP Decommissioning Plan and authorized the decommissioning of the TNP. PGE has accomplished a great deal of the work to decommission TNP, including the removal of the four steam generators, the pressurizer, and the reactor vessel. Excluding the spent fuel, PGE has now removed and disposed of more than 99 percent of the radioactivity at TNP.

As reported by telephone message to Mr. Robert S. Wood, NRC, on November 8, 1999, and as subsequently discussed with Mr. Wood in a November 10, 1999, telephone conversation, PGE's parent company, Enron Corp. (Enron), and SPR announced on November 8, 1999, their intent that SPR purchase all of the issued and outstanding common stock of PGE. SPR, a Nevada corporation, is based in Reno, Nevada and is the parent company of Sierra Pacific Power, also based in Reno, and Nevada Power Company, based in Las Vegas, Nevada. The purchase is subject to certain conditions, including obtaining appropriate governmental approvals that do not impose terms or conditions that would have a material adverse effect or change on the business condition (financial or otherwise) or results of operations of PGE or SPR. This includes approvals by the Federal Energy Regulatory Commission (FERC), the Securities and Exchange Commission
(SEC), and the Oregon Public Utility Commission (OPUC). SPR intends to register
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with the SEC as a public utility holding company under the Public Utility
Holding Company Act, which requires the consent of the Public Utilities Commission of Nevada. The transaction between Enron and SPR is not subject to shareholder approval by either company. Regulatory approvals are expected to be received by the second half of 2000. By this letter PGE requests the Commission's consent to the planned stock purchase to the extent necessary under Sections 81, 101, and 184 of the Atomic Energy Act, and under 10 CFR 50.80, 10 CFR 72.50, and 10 CFR 30.34.

We understand that the NRC, pursuant to its recent decision in In Re Kansas Gas and Electric Company et. al., 49 NRC 441 (June 18, 1999), is no longer as a general matter conducting antitrust reviews under 10 CFR 50.33a as a part of its review of post construction license transfers. Furthermore, because TNP is permanently shut down and in the process of being decommissioned it is no longer capable of producing power for industrial or commercial purposes within the meaning of Section 103 of the Atomic Energy Act. Therefore, antitrust review under 10 CFR 50.33a would not in any event be required.

As shown below, the planned stock purchase will not affect PGE's qualifications as a holder of the TNP or Trojan ISFSI licenses and is otherwise consistent with applicable provisions of law, NRC regulations, and Commission orders.

A.   PGE's Current Corporate Organization

PGE is a wholly owned subsidiary of Enron Corp.1 PGE is an Oregon corporation engaged principally in the generation, transmission, distribution, and sale of electric energy in Oregon.

PGE serves more than 700,000 retail customers in Oregon. PGE is an "electric utility" as defined in the Commission's regulations at 10 CFR 50.2. PGE also sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities under rate schedules approved by the FERC.

PGE's utility operations are subject to regulation by the OPUC under Oregon law. Among other things, the OPUC regulates PGE's retail rates and charges, issuances of securities (other than short-term debt securities), services, facilities, classification of accounts, and transactions with affiliated interests.

A more complete description of the businesses of PGE and Enron is found in each company's most recent Forms 10-K and 10-Q filed with the SEC, which are included as Enclosures (1) and (2). The names, addresses, and citizenship of the current members of the Board of Directors and principal officers of PGE are included as Enclosure (3) to this letter. The current members of the Board of Directors and principal officers of PGE are U.S. citizens.

---------------

1 By order dated March 6, 1997, the NRC approved a merger between Enron Corp. and Portland General Corporation, PGE's parent company prior to the merger. PGE informed the NRC of the consummation of this merger by letter dated July 8, 1997 (VPN-051-97). The remaining OPUC open issues described in PGE's July 8, 1997, letter were closed by subsequent PGE filings with the OPUC dated September 2, 1997, and December 1, 1997, and OPUC's order dated January 28, 1999.
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B.   The Stock Purchase

On November 5, 1999, Enron and SPR entered into a Stock Purchase Agreement providing for the purchase by SPR from Enron of all of the issued and outstanding common stock of PGE, subject to certain conditions, including the approval of the NRC. A copy of the Stock Purchase Agreement is included as Enclosure (4) to this letter. SPR, a Nevada corporation, is the parent holding company for Nevada Power Company and Sierra Pacific Power Company, providing electric service to approximately 843,000 customers throughout Nevada and northeastern California. Its service area is one of the fastest growing in the United States. Additional information about the business of SPR is described in SPR's Forms 10-K and 10-Q filed with the SEC, which are included as Enclosure
(5). The purchase will not affect PGE's status as a regulated public electric utility in the State of Oregon.

After SPR's purchase of PGE stock, PGE will continue to be an NRC licensee of TNP and the Trojan ISFSI and no transfer of the TNP possession-only license or ISFSI material license will result from the purchase. Control of the possession-only license for TNP and material license for the Trojan ISFSI now held by PGE and its co-owners will remain with PGE and the same co-owners, and will not be affected by the purchase. SPR's address is 6100 Neil Road, Reno, Nevada, 89511.

C. SPR's Purchase of PGE Stock Will Not Adversely Affect PGE's Qualifications as a Holder of the NRC Licenses for the TNP or the Trojan ISFSI and is Otherwise Consistent with Applicable Provisions of Law, Regulations, and Commission Orders.

Pursuant to 10 CFR 50.80, 10 CFR 72.50, and NRC guidance (including the NRC's Final Policy Statement on the Restructuring and Economic Deregulation of the Electric Utility Industry, effective October 20, 1997), and the NRC's reviews of and consent to a number of corporate restructurings concerning licensees, the NRC has focused on three specific areas:

     (1) Financial Qualifications - Whether the restructuring will materially affect the availability of funds to carry out activities under the NRC licenses for the TNP and the Trojan ISFSI.

     (2) Technical Qualifications and Organizational Control and Authority - Whether the restructuring will prevent PGE from maintaining adequate technical qualifications and organizational control and authority over the TNP and the Trojan ISFSI.

     (3) Foreign Interests - Whether the restructuring will result in PGE becoming owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government.

As described below, a review of the impact of the stock purchase on each of these three areas demonstrates that the planned purchase will be consistent with applicable provisions of law, regulations, and orders of the Commission.
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(1)  Financial Qualifications - The Planned Stock Purchase Will Not Materially
     Affect the Availability of Funds to Carry Out Licensed Activities.

On April 15, 1996, the Commission issued its order approving the TNP Decommissioning Plan and authorizing decommissioning of the TNP. As described in the TNP Decommissioning Plan, each TNP co-owner separately collects and assures the availability of funds for decommissioning. PGE's funds are collected through rates and deposited to external trust funds. The Commission's order approving the TNP Decommissioning Plan was based, among other things, on the NRC Staff's review of the TNP Decommissioning Plan issued December 18, 1995, and the NRC's December 1995 Safety Evaluation Report (SER) for the decommissioning of TNP.
Section 10 of the SER, "Financial Assurance," reviewed the TNP co-owners' plans to assure that decommissioning funds will be available in the amount and at the time needed. The conclusion was reached in Subsection 10.3 that

          "... this plan complies with the relevant provisions of 10 CFR 50.75 and 50.82 and, therefore, the plan offers reasonable assurance that funds will be available to decommission TNP in a manner that protects the public health and safety."

The planned purchase of PGE stock does not change the basis for this conclusion. This conclusion was based in part on the Staff's finding that the OPUC currently allows PGE to collect decommissioning costs from electric rates charged to customers, and on a letter of credit to be obtained by PGE pursuant to the TNP Decommissioning Plan. In its Order No. 95-322, entered March 29, 1995, on Docket UE-88, a copy of which is included as Enclosure (6), the OPUC approved PGE's decommissioning and funding plans for inclusion in the rate base. More specifically, the OPUC stated:

          "In this order, we also approve funds to decommission Trojan and to pay for the transition to shutdown. Decommissioning costs are the costs of physically dismantling the plant and packaging and storing the radioactive components and spent fuel. Transition costs are the operations and maintenance (O&M) and administrative and general (A&G) costs associated with plant closure."2

---------------

2 OPUC Order No. 95-322, entered March 29, 1995, Docket No. UE 88, Page 3. The order also provides a disallowance of $37.5 million in certain capital expenditures, which PGE recorded as an after-tax charge to income in 1995. In addition, litigation is still pending in state courts, on the OPUC's authority to grant recovery of a return on PGE's investment in Trojan under Oregon law. This issue is also the subject of a ballot measure for the November 2000 general election. Because the outcome of these issues would not be affected by the planned stock purchase, they are not discussed here.
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Further, the Order also noted with respect to the TNP Decommissioning Plan that

          "PGE has submitted a decommissioning plan for approval by the Nuclear Regulatory Commission (NRC). We approve PGE's plan subject to our review and monitoring of costs. There are a great many unknowns as regards decommissioning, and we need to retain the flexibility to modify PGE's plan if circumstances change significantly."3

As previously stated, the planned stock purchase requires the prior approval of the OPUC, and PGE will remain subject to the jurisdiction of the OPUC with respect to, among other things, retail rates. PGE's plans to submit its request for OPUC consent to the purchase, and when that occurs PGE will provide a copy of that request to the NRC. The stock purchase will also be subject to the prior approval of the FERC, and any future changes in PGE's wholesale or transmission rates would be subject to FERC review and approval, as well.

Notably, for purposes of complying with 10 CFR 50.33(f), the stock purchase will not change PGE's status as an "electric utility." 10 CFR 50.2 defines "electric utility" as follows:

          "...any entity that generates or distributes electricity and which recovers the cost of this electricity, either directly or indirectly, through rates established by the entity itself or by a separate regulatory authority. Investor-owned utilities, including generation or distribution subsidiaries, public utility districts, municipalities, rural electric cooperatives, and State and Federal agencies, including associations of any of the foregoing, are included within the meaning of 'electric utility.'"

As noted above, the stock purchase will not alter the recovery by PGE of its operational costs for licensed activities or funding of decommissioning through rates established by the OPUC, and PGE will continue to be an investor-owned utility. Thus, pursuant to 10 CFR 50.33(f), PGE is exempt from further financial qualifications review as an electric utility.

The required funding assurance for operating and decommissioning of the ISFSI will also continue to be provided and remain unaffected by SPR's stock purchase of PGE. The TNP Decommissioning Plan also addresses the availability of funds for the operation and subsequent decommissioning of the Trojan ISFSI. This was specifically addressed in the SER in connection with the NRC's issuance of the Trojan ISFSI license in March 1999. The NRC's SER states in Section 13, "Decommissioning Evaluation,"

          "The staff has determined that the financial assurance mechanisms submitted by the applicant are sufficient to

---------------

3 Id. at pages 3 and 4.
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          provide reasonable assurance that adequate funds will be
          available to decommission the facility so that the site will ultimately be available for unrestricted use for any private or public purpose. The staff, therefore, concluded that the financial assurance mechanisms in the decommissioning funding plan comply with 10 CFR Part 72."4

The financial assurance mechanisms on which this finding was based have not changed since the NRC issued its SER in March 1999.

In summary, SPR's purchase of PGE stock will not materially affect the availability of funds to carry out licensed activities for the TNP and the Trojan ISFSI.

(2) Technical Qualifications - SPR's Stock Purchase from Enron Does Not Prevent PGE from Maintaining Adequate Technical Qualifications and Organizational Control and Authority Over the TNP and the Trojan ISFSI.

The stock purchase will not adversely affect the management of PGE's activities licensed by the NRC. PGE will continue as one of the holders of the NRC licenses for and the operator of the TNP and the Trojan ISFSI after the stock purchase. PGE will remain as a discrete and wholly separate entity, functioning in essentially the same fashion as prior to the stock purchase, with PGE continuing to be headquartered in Portland, Oregon. The purchase does not change PGE's senior management team, except that PGE's Chief Executive Officer, Ken L. Harrison, has announced that, while he strongly supports the transaction, at the completion of the stock purchase he intends to resign.

The TNP Decommissioning Plan approved by the Commission describes the TNP organization in place to decommission the TNP and Trojan ISFSI, including key TNP management positions and other personnel utilized to perform technical and administrative tasks required during TNP decommissioning and Trojan ISFSI operations and decommissioning. The stock purchase does not change this part (or any other part) of the TNP Decommissioning Plan, nor does it involve any plan to change any of the individuals assigned to the key management or technical and administrative positions at the TNP or the Trojan ISFSI.

In summary, SPR's stock purchase from Enron does not prevent PGE from maintaining adequate technical qualifications and organizational control and authority over the TNP and the Trojan ISFSI.

---------------

4 NRC SER accompanying Materials License No. SNM-2509 dated March 31, 1999. Finding F13.3 at page 13-2.
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(3)  Foreign Interests - SPR's Purchase of PGE Stock from Enron Will Not Result in PGE Becoming Owned, Controlled, or Dominated by an Alien, a Foreign Corporation, or a Foreign Government.

When the purchase is effective, SPR will become the holder of all of the issued and outstanding common stock of PGE. SPR is not foreign-owned, controlled or dominated. Based on information made available to PGE from SPR and SPR's records, as of December 1, 1999, the percentage of shares of SPR stock held by foreign accounts is less than one percent. The names, addresses, and citizenship of the current members of the Board of Directors and principal officers of SPR are included as Enclosure (7) to this letter. The current members of the Board of Directors and principal officers of SPR are U.S. citizens.

In summary, SPR's purchase of PGE stock from Enron will not result in PGE becoming owned, controlled or dominated by an alien, a foreign corporation, or a foreign government.

D.   Environmental Consideration

The stock purchase meets the categorical exclusion set forth in 10 CFR 51.22(c)(21). Therefore, pursuant to 10 CFR 51.22(b), no environmental impact statement or environmental assessment is required.

E.   Restricted Data

No restricted data is presented in this request for consent of stock purchase. PGE will continue to limit access to restricted data pursuant to 10 CFR 50.37.

F.   Conclusion

In conclusion, SPR's purchase of PGE stock from Enron will not affect PGE's qualifications as a holder of NRC licenses and is consistent with applicable provisions of law, regulations, and orders issued by the Commission.

As one of the holders of Facility Operating License No. NPF-1 for the TNP and Material License No. SNM-2509 for the Trojan ISFSI, PGE respectfully requests that the Commission consider and consent to the planned stock purchase prior to July 1, 2000, which is the same schedule PGE is requesting from the OPUC. PGE will notify the NRC upon completion of SPR's purchase of the PGE stock from Enron.

                                        Sincerely,


                                        /s/ Stephen M. Quennoz
                                        ----------------------------------------
                                        Stephen M. Quennoz
                                        Vice President Nuclear
                                        and Thermal Operations
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Enclosures:
----------
(1) PGE's most recent 10-K for the year ended December 31 1998, and 10-Q for the quarterly period ended September 30, 1999
(2) Enron's most recent 10-K for the year ended December 31, 1998, and 10-Q for the quarterly period ended September 30, 1999
(3) Names, addresses, and citizenship of the current members of the Board of Directors and principal officers of PGE
(4)  Purchase Agreement
(5) SPR's most recent 10-K for the year ended December 31, 1998, and 10-Q for the quarterly period ended September 30, 1999
(6)  OPUC Order No. 95-322, entered March 29, 1995, in Docket UE-88
(7) Names, addresses and citizenship of the current members of the Board of Directors and principal officers of SPR


c:   J. B. Hickman, NRC, NRR (w/o)
     R. S. Wood, NRC, NRR
     T. J. Kobetz, NRC, NMSS, SFPO (w/o)
     Regional Administrator, NRC Region IV
     David Stewart-Smith, OOE
     Vicki Erickson, SPR
     Sam Behrends, LeBoeuf, Lamb, Greene & MacRae, L.L.P.
     Leonard Rawicz, Skadden, Arps, Slate, Meagher, & Flom, L.L.P.